Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

LiveOne, Inc.

Beverly Hills, California

We consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus of LiveOne, Inc. of our report dated July 15, 2025, relating to the consolidated financial statements of LiveOne, Inc. as of March 31, 2025, which report appears in the Annual Report on Form 10-K of LiveOne, Inc. for the year ended March 31, 2025. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus constituting a part of this Registration Statement.

/s/ Macias Gini & O’Connell, LLP

Los Angeles, California

August 29, 2025